EXHIBIT 10.26
RELEASE OF CLAIMS
     This Release of Claims (“Release”) is entered this 13th day of March, 2006, by and between Ken Wirt and Palm, Inc. (“Palm”) pursuant to and in accordance with the terms of the July 10, 2002 Severance Agreement (“Severance Agreement”) between the parties.
     The parties hereby acknowledge and agree that Mr. Wirt is eligible for the severance benefits described in Section 2 of the Severance Agreement in connection with his separation from employment with Palm, effective March 24, 2006 (“Termination Date”).
     Except with respect to the obligations created by, acknowledged by, or arising out of this Release, Mr. Wirt, on behalf of himself, his heirs, administrators, representatives, executors, successors and assigns (the “Wirt Parties”), and each of them, hereby releases Palm, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns (the “Palm Parties”), and each of them, of and from any and all claims, actions and causes of action, whether now known or unknown, which the Wirt Parties now have, ever had, or shall or may hereafter have against the Palm Parties, or any of them, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of this Release, including, but not limited to, any claims arising from or related to Mr. Wirt’s employment with Palm or the termination of that employment, and any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any other applicable law. The foregoing release shall not extend to any right of indemnification the Wirt Parties have or may have for liabilities arising from Mr. Wirt’s actions within the course and scope of his employment with Palm.
     In connection with the foregoing general release, Mr. Wirt acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California, which provides in full as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Mr. Wirt, on behalf off the Wirt parties, hereby expressly waives and relinquishes all rights and benefits he has or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. Mr. Wirt acknowledges that he or his agents may hereafter discover facts or claims in addition to or different from those he now knows or believes to exist, but that he nevertheless intends to fully and finally settle all claims released herein.

     Mr. Wirt further warrants and represents that he has not voluntarily, by operation of law, or otherwise, assigned or transferred to any other person or entity any interest in all or any portion of those claims, actions, and causes of action released by this agreement.
     In addition to the benefits set forth in Section 2 of the Severance Agreement, an incremental twenty-five percent of those shares of stock that Mr. Wirt has purchased from the Company and that remain subject to a right of repurchase on the Termination Date will vest on the Termination Date and the Company’s right of repurchase will terminate on that date.
     Mr. Wirt acknowledges that the Palm, Inc. Employee Agreement between him and Palm, dated and effective as of July 24, 2001 (“Employee Agreement”), imposes obligations on him that survive the termination of his employment, and he hereby agrees to honor such obligations.
     This Release, the Severance Agreement and the Employee Agreement, together with those certain stock option and employee stock purchase agreements documenting options granted to Mr. Wirt or his participation in Palm’s employee stock purchase plan, constitute the entire understanding and agreement between Mr. Wirt and Palm concerning his employment with Palm and the termination of that employment, and supersede any prior negotiations, agreements and understandings, whether written or oral, with respect thereto.
     If any provision of this Release, or the application thereof, shall for any reason and to any extent be held invalid or unenforceable under any applicable law by an arbitrator or a court of competent jurisdiction, the remainder of this Release shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other objectives of the invalid or unenforceable provision.
     Any waiver, modification or amendment of any provision of this Release shall be effective only if in writing and signed by the parties hereto.
     This Release is not assignable by either party, except that Palm may assign it in connection with an acquisition, merger, consolidation or sale of all or substantially all of the assets of the company. In the event of any such merger or transfer of assets, the surviving corporation or the transferee of Palm’s assets shall be bound by and shall have the benefit of the provisions of this Release, the Severance Agreement, the Employee Agreement and the applicable stock option and stock purchase agreements, and Palm shall take all actions necessary to insure that any such corporation or transferee is bound by the provisions of this Release and all such agreements.
     This Release will be governed by and construed according to the laws of the State of California.
MR. WIRT UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS OR MAY HAVE AGAINST THE PALM PARTIES BY SIGNING THIS RELEASE. MR. WIRT ALSO UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS

TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER SIGNING IT BY WRITTEN NOTICE TO RENA LANE, SENIOR VICE PRESIDENT OF HUMAN RESOURCES FOR PALM, AND THAT IT WILL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. MR. WIRT HEREBY ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN THE SEVERANCE AGREEMENT AND IN THIS DOCUMENT, WHICH EXCEED THOSE TO WHICH HE WOULD OTHERWISE HAVE BEEN ENTITLED.

Palm, Inc.

/s/ Rena Lane	/s/ Kenneth R. Wirt

Rena Lane, Senior V.P., Human Resources	Ken Wirt

Date: March 13, 2006	Date: March 13, 2006

3